Exhibit 99.1

FNB United Corp. Earns $2.0 Million in First Quarter Fueled by Strong Loan and Core Deposit Growth

ASHEBORO, N.C.--(BUSINESS WIRE)--FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A. and its wholly owned subsidiary, Dover Mortgage Company, today reported first quarter profits for the period ended March 31, 2008. After a $1.5 million provision for loan losses, of which $1.1 million was directly related to first quarter 2008 loan production, FNB United earned $2.0 million, or $0.18 per diluted share, in the first quarter of 2008, compared to $3.8 million, or $0.33 per diluted share, in the first quarter a year ago.

“Over the past several months we have adapted to interest rate margin compression and an overall tougher business environment by implementing strategies to protect the margin, improve asset quality, and grow noninterest-bearing demand deposits,” stated Michael Miller, President and CEO. “Our initiatives are proving favorable as we have increased loans 17% and core deposits 3%. Profits were hampered by our increased provision for loan losses compared to the year ago quarter, primarily due to strong loan production in the first quarter of 2008.”

First Quarter 2008 Highlights

  Net income was $2.0 million, or $0.18 per diluted share.
  Net interest margin was 3.68%, compared to 4.15% for the 1st quarter of 2007.
  Loans held for investment increased 17% over the year ago quarter, to $1.54 billion.
  Noninterest-bearing deposits were $167.5 million at March 31, 2008, compared to $161.9 million a year ago.
  Cash management retail repurchase agreements up 32% over a year ago.
  Total assets increased to $2.03 billion at March 31, 2008, a 9% increase over a year ago.
  Net chargeoffs totaled $680,000.

Credit Quality

FNB United continues to focus on credit quality and as a result nonperforming assets (NPAs) have decreased compared to the previous quarter. At March 31, 2008, total nonperforming assets were $18.6 million, or 0.92% of total assets, a decrease from $21.6 million, or 1.13% of total assets, three months earlier. Nonperforming assets were $14.7 million, or 0.78%, of total assets at March 31, 2007. Other real estate owned (OREO) increased during the quarter to $4.1 million, from $2.9 million at the end of the fourth quarter of 2007. Net charge offs were 0.18% of average loans outstanding for the quarter ended March 31, 2008, compared to 0.21% in the year ago period.

“We are encouraged with the stability we have seen in the western and central North Carolina real estate markets. Real estate values have held up well when compared to other regions of the country,” said Miller. “We are closely monitoring production levels to ensure strong lending standards are being followed, as well as managing spreads based on increased funding costs.”

FNB United recorded a $1.5 million provision to its allowance for loan losses in the first quarter of 2008. This compared to $3.0 million for the previous quarter, and $524,000 in the first quarter a year ago. The allowance for loan losses was $18.2 million, or 1.18% of loans held for investment at March 31, 2008, compared to $17.4 million, or 1.20%, at the end of the preceding quarter and $15.8 million or 1.20%, at the end of March 2007.

Balance Sheet

Assets increased 9%, to a record $2.03 billion at March 31, 2008, compared to $1.87 billion a year earlier. Loans held for investment increased 17%, to $1.54 billion at March 31, 2008, compared to $1.31 billion a year earlier.

FNB United has not originated any subprime real estate loans and has no subprime MBS or CDO exposure in its investment portfolio.

“We continue to shift our deposit emphasis from certificates of deposits to transaction accounts,” said Miller. “In September 2007 we initiated a new transaction deposit product that pays a premium interest rate, provides for increased fee income by promoting debit card usage, and also provides operating efficiencies through electronic statement delivery and lower transaction costs. We have seen improvements in our transaction account balances in the first quarter, and I expect we will see continued improvements as this product matures.” Total deposits were $1.49 billion at the end of March 2008, compared to $1.47 billion a year earlier. Noninterest-bearing deposits and certificates of deposit each increased 3%, compared to year ago levels.

Shareholders’ equity increased 3%, to $217.2 million, compared to $210.4 million a year earlier. Book value per share improved to $19.07 at March 31, 2008, from $18.54 a year earlier, and tangible book value per share was $8.84 at quarter- end, compared to $8.13 a year earlier.

Operating Results

First quarter 2008 net interest income before the provision for loan losses was $15.4 million, compared to $15.8 million for the first quarter a year ago. Noninterest income was $4.4 million, compared to $4.9 million in the first quarter a year ago, largely due to a $150,000 writedown of mortgage servicing rights and a decrease in mortgage loan sales income from Dover Mortgage associated with the slowing housing market and certain office closings. Total revenues (net interest income before the provision for loan losses plus noninterest income) were $19.8 million, compared to $20.8 million in the first quarter a year ago.

“The Federal Reserve reduced the federal funds rate 75 basis points on January 22nd and 50 basis points on January 30th, which directly affected our net interest margin during the first quarter,” said Miller. “We expect the most recent reduction in the federal funds rate of 75 basis points on March 18th to further compress our margins in the second quarter of 2008, since our deposit costs reprice at a slower pace than our interest earning assets. Demand for liquidity and funding, driven particularly by the large financial institutions, has contributed to the increase in funding costs.” First quarter net interest margin was 3.68%, compared to 4.06% in the fourth quarter of 2007 and 4.15% in the first quarter a year ago. The yield on earning assets for the first quarter of 2008 dropped 88 basis points compared to the year ago quarter while the cost of interest-bearing liabilities declined only 44 basis points.

For the first quarter, noninterest expense was $15.4 million, compared to $15.7 million in the preceding quarter and $14.6 million in the first quarter a year ago. The increase in expenses compared to the year ago quarter was due in large part to an increase in personnel expense of $279,000, or 3.3%, and an increase in the reserve for unfunded commitments of $232,000.

About the Company

FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank’s subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 43 offices in 35 communities throughout central, southern and western North Carolina. Opened in 1986, Dover (DoverMortgage.com), based in Charlotte, NC, joined FNB United in 2003 and has a retail origination network in key growth markets across the state in addition to wholesale operations. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.

This news release may contain forward-looking statements regarding future events. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, changes in real estate markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United’s filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RESULTS OF OPERATIONS	Quarter to Date		Percent
(In thousands except share and per share data)	March 31, 2008	March 31, 2007	Change

INTEREST INCOME:
Interest and fees on loans	$27,537	$27,870	-1%
Interest and dividends on investments securities:
Taxable income	2,134	1,656	29%
Non-taxable income	527	553	-5%
Other interest income	12	818	-99%

Total interest income	30,210	30,897	-2%

INTEREST EXPENSE:
Deposits	11,806	12,798	-8%
Borrowed funds	2,974	2,274	31%

Total interest expense	14,780	15,072	-2%

Net interest income before provision for loan losses	15,430	15,825	-2%

PROVISION FOR LOAN LOSSES	1,514	524	189%

Net interest income after provision for loan losses	13,916	15,301	-9%

NONINTEREST INCOME:
Service charges on deposit accounts	2,084	2,050	2%
Mortgage loan sales	923	1,138	-19%
Cardholder and merchant services income	480	507	-5%
Trust and investment services	463	371	25%
Other service charges, commissions and fees	113	336	-66%
Bank owned life insurance	249	236	6%
Other income	45	304	-85%

Total noninterest income	4,357	4,942	-12%

NONINTEREST EXPENSE:
Salaries and employee benefits	8,699	8,420	3%
Net occupancy expense	1,299	1,178	10%
Furniture and equipment expense	1,136	1,113	2%
Data processing services	457	532	-14%
Other expense	3,777	3,338	13%

Total noninterest expense	15,368	14,581	5%

Income before provision for income taxes	2,905	5,662	-49%

PROVISION FOR INCOME TAXES	885	1,910	-54%

NET INCOME	$2,020	$3,752	-46%

Earnings per common share:
Basic	$0.18	$0.33	-47%
Diluted	$0.18	$0.33	-47%

Cash dividends declared per common share	$0.15	$0.15	0%

Weighted average shares outstanding:
Basic	11,386,767	11,263,325
Diluted	11,386,767	11,295,221

FINANCIAL CONDITION	As of / For the Quarters Ended		Percent
(In thousands except share and per share data)	March 31, 2008	March 31, 2007	Change

ASSETS
Cash and due from banks	$38,333	$38,905	-1%
Interest-bearing bank balances	220	10,757	-98%
Federal funds sold	532	50,130	-99%
Securities available for sale	203,598	182,552	12%
Securities held to maturity	28,030	42,318	-34%

Loans held for sale	15,121	26,497	-43%

Loans held for investment	1,541,119	1,313,168	17%
Allowance for loan losses	(18,215)	(15,757)	16%

Net loans held for investment	1,522,904	1,297,411	17%

Property and equipment, net	48,059	45,780	5%
Goodwill	110,195	110,961	-1%
Core deposit premiums	6,362	7,173	-11%
Other assets	61,626	61,920	0%

	$2,034,980	$1,874,404	9%

LIABILITIES

Deposits:
Noninterest-bearing	$167,511	$161,908	3%
Interest-bearing deposits:
Demand, savings, and money market deposits	471,733	480,003	-2%
Time deposits	846,405	823,800	3%
	1,485,649	1,465,711	1%
Retail repurchase agreements	35,815	27,225	32%
Federal Home Loan Bank advances	192,413	65,866	192%
Other borrowed funds	84,673	83,439	1%
Other liabilities	19,234	21,739	-12%

	1,817,784	1,663,980	9%

SHAREHOLDERS' EQUITY

Common stock	28,563	28,371	1%
Surplus	114,293	112,873	1%
Retained earnings	74,506	70,716	5%
Accumulated other comprehensive income (loss)	(166)	(1,536)	-89%

	217,196	210,424	3%

	$2,034,980	$1,874,404	9%

Shares Issued:

Shares outstanding at end of period	11,386,836	11,348,201	0%

Book value per share (1)	$19.07	$18.54	3%
Tangible book value per share (1)	$8.84	$8.13	9%

(1)	- Calculation is based on number of shares outstanding at the end of the period.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)	As of / For the Quarters Ended

NONPERFORMING ASSETS:	March 31, 2008	March 31, 2007

Loans on nonaccrual status	$13,924	$8,282
Loans more than 90 days delinquent, still accruing	594	2,852
Total nonperforming loans	14,518	11,134
Other real estate owned (OREO) / Repossessed assets	4,119	3,557

Total nonperforming assets	$18,637	$14,691

Total nonperforming assets / Total assets	0.92%	0.78%

CHANGE IN THE
ALLOWANCE FOR LOAN LOSSES:	March 31, 2008	March 31, 2007

Balance, beginning of period	$17,381	$15,943
Provision	1,514	524
Recoveries of loans previously charged off	366	488
Loans charged-off	(1,046)	(1,198)

Balance, end of period	$18,215	$15,757

Net chargeoffs (annualized) / Average loans outstanding	0.18%	0.21%
Allowance for loan losses / Loans held for investment	1.18%	1.20%

DEPOSITS	March 31, 2008	March 31, 2007

Noninterest-bearing	$168,194	$161,908
Interest-bearing transaction deposits:
Checking	173,137	173,426
Money Market	256,349	255,639
Savings	42,247	50,938

Total interest-bearing transaction deposits	471,733	480,003

Interest-bearing time deposits	846,405	823,800

Total deposits	$1,486,332	$1,465,711

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands)
(Rates / Ratios Annualized)
	For the Quarters Ended

OPERATING PERFORMANCE:	March 31, 2008	March 31, 2007

Average loans	$1,506,582	$1,330,199
Average investments	213,852	190,569
Avg other earning assets	1,530	62,050
Average noninterest-earning assets	238,301	244,777

Total average assets	$1,960,265	$1,827,595

Average interest-bearing deposits	$1,294,588	$1,270,649
Average noninterest bearing deposits	157,436	155,991
Average borrowings	271,323	170,629
Average noninterest-bearing liabilities	19,202	21,148

Total average liabilities	1,742,549	1,618,417

Total average shareholders' equity	217,716	209,178
	`
Total average liabilities and shareholders' equity	$1,960,265	$1,827,595

Interest rate yield on loans	7.37%	8.51%
Interest rate yield on securities	5.51%	5.26%
Interest rate yield on other earning assets	3.14%	5.28%

Interest rate yield on interest-earning assets	7.13%	8.01%

Interest rate expense on deposits	3.65%	4.08%
Interest rate expense on borrowings	4.38%	5.40%

Interest rate expense on interest-bearing liabilities	3.80%	4.24%

Interest rate spread	3.34%	3.77%

Net interest margin	3.68%	4.15%

Noninterest income / Average assets	0.89%	1.10%

Noninterest expense / Average assets	3.14%	3.24%

Efficiency ratio ( noninterest expense / revenue )	77.67%	70.21%

Return on average assets	0.41%	0.83%

Return on average tangible assets	0.44%	0.89%
Return on average equity	3.72%	7.26%
Return on average tangible equity	8.02%	16.64%

Average equity / Average assets	11.11%	11.45%

CONTACT:
FNB United Corp.
Mark Severson, CFO, 336-626-8351